Exhibit 18.1

March 25, 2010

Board of Directors

International Textile Group, Inc.

804 Green Valley

Greensboro, NC 27408

Dear Directors:

We are providing this letter solely for inclusion as an exhibit to International Textile Group, Inc.’s (the “Company”) Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as set forth in our report dated March 25, 2010. As stated in Note 6 to those financial statements, the Company changed its annual goodwill impairment testing measurement date from September 30 to October 1. Note 6 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances because according to the information available to the Company, an annual measurement date of October 1 is the date predominantly used in the textile industry in which the Company operates, therefore making the comparison of the Company’s results to those of its competitors more consistent. In addition, this change will assist the Company in providing timely financial reporting as it gives the Company more time to complete and report on the impairment analysis. Finally, as the Company’s budget is finalized in the fourth quarter of each year, this change will allow for the most up to date information to be used in forecasts when using an October 1 testing date.

With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable.

Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ GRANT THORNTON LLP